Exhibit 99.3
FOR IMMEDIATE RELEASE
GAYLORD ENTERTAINMENT COMPANY ANNOUNCES
PROPOSED PRIVATE PLACEMENT
Nashville, Tenn. — Sept. 22, 2009 — Gaylord Entertainment Co. (NYSE: GET) today announced that it proposes to offer, subject to market and other conditions, $200 million in aggregate principal amount of convertible senior notes due 2014 in a private placement. Gaylord intends to grant the initial purchasers of the notes a 30-day option to purchase up to $40 million in principal amount of additional notes to cover over-allotments, if any.
The notes will be convertible at any time only upon specified events. Upon conversion, the notes may be settled, at Gaylord’s election, in cash, shares of Gaylord common stock, or a combination of cash and shares of Gaylord common stock. The interest rate, conversion price and other terms will be determined by negotiations between Gaylord and the initial purchasers of the notes. The notes will be senior unsecured obligations of Gaylord, guaranteed by certain of Gaylord’s subsidiaries, and will rank equal in right of payment with all of Gaylord’s and the subsidiary guarantors’ existing and future senior unsecured indebtedness.
Concurrently with the transaction, Gaylord intends to use a portion of the offering proceeds to enter into convertible note hedge transactions with affiliates of one or more of the initial purchasers of the notes. Gaylord also intends to enter into separate warrant transactions with affiliates of one or more of the initial purchasers, resulting in additional proceeds to Gaylord. If the initial purchasers exercise their option to purchase additional notes to cover over-allotments, Gaylord will enter into additional warrant transactions and use a portion of the net proceeds from the sale of the additional notes and the additional warrants to enter into additional convertible note hedge transactions. These convertible note hedge transactions are intended to reduce the potential dilution to Gaylord common stock resulting from the potential future conversion of the notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the market price of Gaylord common stock exceeds the strike price of the warrants.
Gaylord intends to use the remaining proceeds from the private placement, together with other proceeds and with cash on hand, to purchase, redeem or otherwise acquire all of its $259.8 million aggregate principal amount outstanding 8% Senior Notes due 2013. The remaining balance of the net proceeds from the private placement (and other proceeds) may be used for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of our existing hotel properties, investments, or the repayment or refinancing of all or a portion of any outstanding indebtedness of Gaylord.
In connection with the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates may enter into various derivative transaction with respect to Gaylord’s common stock concurrently with or shortly after the pricing of the notes. These transactions could have the effect of increasing or preventing a decline in the price of Gaylord’s common stock concurrently with or following the pricing of the notes. In addition, the hedge counterparties or their affiliates may from time to time, after the pricing of the notes, modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to Gaylord’s common stock or by purchasing or selling Gaylord’s common stock or other securities in secondary market transactions during the term of the notes (and are likely to do so during any applicable conversion reference period related to conversion of the notes). These activities could have the effect of decreasing the price of Gaylord’s common stock and could adversely affect the price of the notes during any such applicable conversion reference period.
The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The convertible senior notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale of the shares of notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Gaylord Entertainment
Gaylord Entertainment Company (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. Gaylord’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about Gaylord, visit www.GaylordEntertainment.com.
The foregoing statements regarding Gaylord’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Gaylord’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Gaylord with the Securities and Exchange Commission.

Investor Relations Contacts: David Kloeppel, President Gaylord Entertainment	Media Contacts: Gaylord Entertainment Brian Abrahamson

(615) 316-6101
dkloeppel@gaylordentertainment.com
~or~
Mark Fioravanti, CFO
Gaylord Entertainment
(615) 316-6588
mfioravanti@gaylordentertainment.com
~or~
Patrick Chaffin, Vice President of
Strategic Planning & Investor
Relations
Gaylord Entertainment
(615) 316-6282
pchaffin@gaylordentertainment.com
(615) 316-6302 babrahamson@gaylordentertainment.com